Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-1 of our report dated August 2, 2021 with respect to the audited financial statements of Deep Medicine Acquisition Corp. as of March 31, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow statement for the period from July 8, 2020 (inception) through March 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 26, 2021